ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of October 31, 1999 (the "Effective Date"), among VeriBest, Inc., a Delaware Corporation including its subsidiary companies ("Seller") and Mentor Graphics Corporation, an Oregon corporation ("Purchaser").

       WHEREAS, Seller is a majority owned subsidiary of Intergraph Corporation ("Intergraph") and is engaged in the business of developing and marketing electronic design automation software tools for use in the design of printed circuit boards as well as other electronic components; and

       WHEREAS, pursuant to, and upon the terms and conditions of, this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire certain of the assets and assume certain of the liabilities connected with Seller's business from Seller.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the premises, the respective covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto warrant, represent, covenant and agree as follows:


             ARTICLE I. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES


1.1 Assets and Properties to be Sold. Upon the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the business, assets, properties and goodwill of every kind and description (tangible and intangible) of Seller, to which or in which Seller has any right title or interest prior to or as of the Closing Date by reason of ownership, use or otherwise, including without limitation, its computer software technology and other intangible assets, together with all related patents, patent applications, copyrights, copyright applications and registrations, trade secrets, inventions and trademarks, service marks and trademark and service mark registrations, as well as all rights to sue for past infringement, but excluding the Excluded Assets (as defined herein). The foregoing assets, excluding the Excluded Assets, are referred to herein as the "Acquired Assets."

       The term "Excluded Assets" shall mean (i) cash and cash equivalents not greater than the amounts shown on the September 30, 1999 balance sheet,
       (ii) employee benefit plans maintained by Seller or its affiliates, (iii) Seller's tax returns and reports, general ledgers and any other books, records, files or correspondence not relating to the Acquired Assets (however, Seller shall provide Purchaser with copies of any such documents which it may reasonably request), (iv) all Non-Assignable Rights (as defined herein),(v) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement) and (vi) all accounts receivable, including any intercompany receivables. For purposes hereof, the term "Non-Assignable Rights" shall mean any contract, agreement, right, license or interest which by its nature or terms either (A) cannot (without being breached, violated defaulted or otherwise impaired) be transferred or assigned by Seller without the consent of a third party which consent shall not have been obtained at or prior to Closing, or (B) cannot (without being breached, violated, defaulted or otherwise impaired) be transferred or assigned by Seller under any circumstances.

1.2 Assumption of Liabilities. Purchaser will assume all liabilities and obligations of Seller (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation and for the avoidance of doubt, the accrued vacation benefits of Seller's employees; provided, however, that Purchaser shall not assume any liability or obligation under this Agreement (or under any side agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement) and Purchaser shall not assume those intercompany debts owed by Seller to Intergraph or its subsidiaries. The liabilities assumed by Purchaser hereunder are referred to herein as the "Assumed Liabilities."

1.3 Purchase Price and Payment. In consideration for the sale of the Acquired Assets,

       1.3.1 At Closing, Purchaser shall pay to Seller $9,130,000 (the "Closing Payment" and together with the assumption of the liabilities described in
       1.3.2 below, the "Purchase Price");

       1.3.2 Purchaser shall assume the Assumed Liabilities;

       1.3.3 Purchaser shall deliver to Seller a warrant in the form of Exhibit 1.3.3.

1.4 Closing. The purchase and sale (the "Closing") shall take place at 10:00 a.m. Pacific time on October 31, 1999 at the offices of Purchaser in Wilsonville, Oregon or at such other place, date and time as the parties shall mutually agree upon (the "Closing Date").


              ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER


Seller represents and warrants to Purchaser as follows:

2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business in all jurisdictions in which the failure to qualify would have a material adverse effect on its business or financial condition. Seller has the requisite corporate power and authority necessary to engage in the business in which it is presently engaged and to own, lease and operate its properties as now owned, leased and operated. Seller has all corporate power and authority necessary to enter into this Agreement and perform its obligations under this Agreement.

2.2 Title; Infringement. Seller owns or holds valid, unrestricted and enforceable title in, or valid, unrestricted and enforceable rights to use, sell, license or dispose of, the Acquired Assets, and to Seller's knowledge, none of the Acquired Assets conflicts with or infringes upon any patents, copyrights, trade secrets, inventions, trademarks, tradenames or licenses to use the same or other rights or property of others. Seller has not received any charge, complaint, claim, demand or notice alleging any pending interference, infringement, misappropriation or violation with or of any intellectual property rights of a


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       third party (including any claims that Seller must license or refrain from using any intellectual property rights of a third party).

       With respect to each item of material intellectual property that is included in the Acquired Assets that Seller is licensed or authorized to use, the license, sublicense, agreement or permission covering such item
       (I) is legal, valid, binding, enforceable and in full force and effect and (ii) has not been breached by any party thereto and will be transferred to Buyer at Closing. The transfer of such intellectual property to Purchaser will not give any third party any rights under escrow agreements or otherwise.

2.3 Effectiveness. This Agreement has been duly executed and delivered by Seller and is binding upon and enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by Seller has been duly and effectively authorized and approved by its Board of Directors and shareholders (if necessary) and the requisite corporate and shareholder action has been taken or shall have been taken prior to Closing.

2.4 Taxes. Seller has filed all federal, state, local and other tax returns which it has been required to file which relate to or might in any way affect the Acquired Assets. Each such return is true and accurate in all material respects. Seller has paid all taxes shown on such returns and all assessments that have become due and such returns are not being contested. There are no agreements for the extension of time for the payment of any tax or for the waiver of any statute of limitations therefor. Seller has withheld all employee federal, related state and local income taxes, FICA, FUTA and other taxes and charges required to be withheld. Seller is not a party to any current or pending examinations, audits, actions or proceedings, nor to the best of its knowledge is any action threatened by any governmental authority for the assessment or collection of taxes.

2.5 Schedules of Properties, Contracts and Other Data. Attached to and made a part of this Agreement are the following described schedules of properties, contracts and other data of or pertaining to Seller (Section
       2.5 Schedules):

       2.5.1 Schedule 2.5.1 describes all material leases or agreements under which Seller is lessee of, or holds or operates any interest in or right of use of real or personal property owned by any third party.

       2.5.2 Schedule 2.5.2 describes all material written or oral licenses, permits and other instruments under which Seller has acquired or granted a right to use any business system, name or mark, patent, copyright, technology, know-how, intellectual property, or other intangible property of any third party related to the Acquired Assets.

       2.5.3 Schedule 2.5.3 describes all material collective bargaining agreements to which Seller is a party and all other material agreements and contracts pertaining to terms and conditions of employment by Seller, either written or oral, including but not limited to employment agreements, letter offers of employment, stock option plans, pension or profit sharing plans, bonus plans, and group health, life and disability plans, to which Seller is a party or under which the employees of Seller have rights by virtue of being employees of Seller.

       2.5.4 Schedule 2.5.4 describes specifically all patents and patents pending, trademark registrations, tradenames, and service mark registrations, and copyright registrations, registered in the name of, or otherwise the property of Seller, except to the extent disclosed on Schedule 2.5.2.


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       2.5.5   Schedule 2.5.5 describes all existing instruments, agreements, mortgages or arrangements pursuant to which Seller has borrowed any money, incurred any other indebtedness, established any line of credit or guaranteed the indebtedness or obligation of another person, corporation or other entity.

       2.5.6 Schedule 2.5.6 describes all other contracts, agreements, commitments and instruments to which Seller is a party which are not described on any other of the Schedules, either written or oral, which require payments by Seller, whether singly or in a series of related transactions, in amounts exceeding $50,000.

       2.5.7 Schedule 2.5.7 describes all litigation or proceedings pending or known by Seller to be threatened and all claims not yet threatened but known by Seller to be capable of assertion, in each case which, if asserted would have a material adverse effect on its business, to which Seller is or could become a party.

       2.5.8 Schedule 2.5.8 describes all material consents and approvals required for the execution and delivery of this Agreement and consummation of the transactions and assignments contemplated by this Agreement.

       Prior to the Closing, Seller shall make available to Purchaser true and complete copies of all documents described in the Section 2.5 Schedules. Except to the extent described in the Section 2.5 Schedules, Seller has performed all of the obligations required to be performed by it to date and is not in default under any of the agreements, contracts, instruments or documents described in the Section 2.5 Schedules, nor to its knowledge is any other party to such agreements, contracts, instruments or documents in default.

2.6 Legal Proceedings. Except as set forth in Schedule 2.5.7, there is no legal, administrative, arbitration or other proceeding pending to which Seller is a party, known by Seller to be threatened, or not yet threatened but known by Seller to be capable of assertion, which, in each case, if asserted, would have a material adverse impact on its business, nor is Seller subject to any outstanding judgment, order or decree of any court or administrative agency. To the knowledge of Seller, there are no governmental investigations pending against Seller or the Acquired Assets.

2.7 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

       2.7.1 Violate Seller's Articles of Incorporation or Bylaws, in each case as amended to the date of this Agreement;2.7.2 Except as described in the
       Section 2.5 Schedules, require any consent, approval or notice under, conflict with, result in the breach of any of the terms or conditions of, or constitute a default under or violate any material agreement or other material document or undertaking, oral or written, to which Seller is a party or by which it is bound or by which it or any of its properties or assets may be affected;

       2.7.3 Require any consent, approval, filing or notice under, or violate any statute, ordinance, rule, regulation, or order of any court, administrative agency, or governmental body, except for consents, approvals, filings or notices, the failure of which to obtain, or statutes, ordinances, rules, regulations or orders, the violation of which, would not have a material adverse effect on Seller's business.

2.8 Employees. Except for the agreements listed in Schedule 2.5.3, Seller is not a party to any agreements with its employees. Seller has taken the appropriate steps (including, without limitation, entering into appropriate confidentiality, non-disclosure and non-


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       competition agreements ("Confidentiality Agreements")) with all of its employees to safeguard and maintain the secrecy of and confidentiality of, and Seller's proprietary rights in the Technology. Seller and Seller's employees have taken all reasonable actions necessary to transfer to Seller all of the intellectual property rights owned by them which are necessary, appropriate or desirable for the use of the intellectual property used in Seller's business. Seller shall assign to Purchaser the benefits and rights under all such Confidentiality Agreements between Seller and its employees. There are no material benefits, including, but not limited to, salary, commissions, bonuses, accrued vacation, sick pay or other accrued benefits, owed to employees by Seller payable after the Closing except as are reflected in Seller's financial statements or as are set forth in Schedule 2.5.3. Purchaser is assuming all such accrued benefits of Seller's employees.

2.9 Financial Statements. The unaudited financial statements of Seller as of September 30, 1999 and the unaudited financial statements for the year ended December 31, 1998 copies of which have been delivered to Purchaser, are in accordance with Seller's records and are complete and correct, fairly present the financial position and results of operations of Seller as of the dates and for the periods indicated, and except for the absence of notes to the financial statements, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years.

2.10 Undisclosed Liabilities. Except as disclosed on Schedule 2.10, to the knowledge of Seller's Board of Directors, there are no material liabilities, debts or obligations of Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to, liabilities or obligations for taxes, other than (I) as reflected in the financial statements of Seller as of October 31, 1999, or (ii) those specified in the Section 2.5 schedules.

2.11 Disclosure. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained in this Agreement not misleading. Seller does not know or have reason to believe that there are any facts related to the Acquired Assets or to the business operations of Seller, which are or will be adverse to the Acquired Assets, other than the facts disclosed pursuant to this Agreement.

2.12 No Adverse Change. Except as described in Schedule 2.12, since September 30, 1999, there has been no material adverse change in the condition of the Acquired Assets.

2.13 Required Assets. The Acquired Assets include all material items required for the operation and development of Seller's business, including, but not limited to, intellectual property, computer equipment required to perform the research and development, testing, maintenance, customer support and training, and marketing of the material intellectual property included in the Acquired Assets.

2.14 Representations and Warranties True as of Closing Date. All material representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date.


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            ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER


Purchaser represents and warrants to Seller as follows:

3.1 Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Oregon, and has all corporate power and authority necessary to engage in the business in which it is presently engaged. Purchaser has all corporate power and authority necessary to enter into this Agreement and perform its obligations under this Agreement.

3.2 Effectiveness. This Agreement has been duly executed and delivered by Purchaser and is binding upon and enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser has been duly and effectively authorized by all necessary corporate action.

3.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

       3.3.1 Violate Purchaser's Articles of Incorporation or Bylaws, in each case as amended to the date hereof;

       3.3.2 Conflict with or result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, any material agreement or other document or undertaking, oral or written, to which Seller is a party or by which it is bound or by which it or any of its properties or assets may be affected; or

       3.3.3 Violate any statute, ordinance, rule, regulation, or order of any court, administrative agency, or governmental body.

3.4 Warrant Authorization; Reserved Shares, Etc. Purchaser has all corporate power and authority necessary to execute and deliver the warrant referred to in Section 1.3.3 (the "Warrant") and the execution and delivery of the Warrant has been duly and effectively authorized and approved by all requisite corporate action.

       Purchaser has sufficient authorized and unissued shares of its common stock available to permit it to immediately issue such shares upon exercise of the Warrant, and such shares, when issued against payment therefor, shall be duly and validly issued, fully paid and non-assessable, and shall not be subject to any preemptive or similar rights of any person.

3.5 Representations and Warranties True as of Closing Date. All material representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date.


                         ARTICLE IV. COVENANTS BY SELLER


Seller covenants as follows:

4.1 Conduct of Business. From and after the Effective Date to the Closing, Seller will carry on its business in a reasonable and prudent manner, will notify Purchaser of the


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       occurrence of any event having a material impact upon its business prospects or financial condition, and will:

       4.1.1 Use its reasonable business efforts to maintain, preserve and protect the Acquired Assets, dispose of none of the Acquired Assets, and preserve Seller's present relationships with its customers, suppliers and other persons as those relationships relate to the Acquired Assets;

       4.1.2 Use its reasonable business efforts to comply with all laws and regulations known to and applicable to it and to the conduct of its business and perform all of its material obligations without default;

       4.1.3 Not make or grant or enter into an agreement to make or grant any wage increase, salary increase, bonuses payment or severance payment to any of its employees; and

       4.1.4 Not, without the consent of Purchaser, which consent will not be unreasonably withheld, engage in any transaction or incur any liability with respect to the material intellectual property in the Acquired Assets, except for sales and/or licenses of its products in the ordinary course of business.

4.2 Breach of Representations and Warranties. Seller will not take any action which would cause or constitute a breach of any of the material representations and warranties set forth in Article II or which would cause any of such material representations and warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Seller will give notice to Purchaser and will use its reasonable best business efforts to prevent or promptly to remedy such breach or inaccuracy.

4.3 Consents. Seller will promptly apply for or otherwise seek, and use its best efforts to obtain, the consents and approvals described in Schedule 2.5.8.

4.4 Negotiations with Others. From and after the Effective Date to and including the earlier of the termination of this Agreement or the Closing, neither Seller nor any of its affiliates will offer or sell all or any portion of Seller's stock or the Acquired Assets to, or negotiate for the sale of the Acquired Assets to, any other party.

4.5 News Releases. No party will issue any news release or announcements concerning the transactions contemplated by this Agreement except with the prior approval of an authorized representative of the other party, which consent will not be unreasonably withheld.

4.6 Access. Seller will permit Purchaser and its agents to have reasonable access to the premises in which it conducts its business and all of its books, records and personnel, specifically including information relating to the Acquired Assets. Seller will furnish to Purchaser such financial data, operating data and other information as Purchaser shall reasonably request. Specifically, but not by way of limitation, Seller will make available to Purchaser or its representatives for review its stock book, minute book, personnel records and copies of all employment agreements, all leases, all agreements among shareholders, all contracts with suppliers, all contracts with customers and all other contracts or documents to which it is a party.


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                        ARTICLE V. COVENANTS BY PURCHASER

Purchaser covenants as follows:

5.1 Breach of Representations and Warranties. Purchaser will not take any action which would cause or constitute a breach of any of the material representations and warranties set forth in Article III or which would cause any of such material representations and warranties to be inaccurate in any respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Purchaser will give notice to Seller and will use its reasonable best efforts to prevent or promptly to remedy such breach or inaccuracy.

5.2 Options. For those employees of Seller who will not be offered continuing employment by Purchaser and who are holders of options to purchase shares of Seller's common stock for $0.50 per share (each such option a "$.50 Option"), Purchaser will cash out all of such options by paying to such employees a cash payment of $0.20 per share such employees would otherwise be entitled to purchase at $0.50.

       For those employees who continue with Purchaser and who are holders of $0.50 Options Purchaser will offer such employees an election to either
       (i) cash out their $0.50 Options at $0.20 per share or (ii) accept an award of a number of options for shares of Purchaser at fair market value as determined by Purchaser's Board of Directors. Employees accepting such options shall be immediately vested with respect to such options to the same extent such employees' options for Seller's common stock were vested immediately prior to Closing. The parties acknowledge that regardless of continuing or non-continuing status, employees will be required to sign a release in favor of Purchaser, Seller and Intergraph in exchange for, and in order to have the right to receive, the cash-out payment or Purchaser options.

5.3 Employee Severance. Following Closing, Purchaser will offer employees that it elects not to retain an amount in Severance pursuant to Seller's current policy, conditioned upon executing a general release in favor of Purchaser, Seller and Intergraph. For those employees who continue with Purchaser, Purchaser will offer such employees a total compensation package, including base salary, incentive pay, stock options and benefits equivalent to the total compensation package such employee would be able to attain in the open market in his or her region and in any event at least as favorable as the total compensation package as such employee enjoys with Seller immediately prior to Closing.

5.4    Other Employee-Related Matters.

       5.4.1 Upon the occurrence of the Closing, all employees of Seller immediately prior to the Closing shall have coverage pursuant to Purchaser's welfare and benefit plans such that there will be no gap or break in such coverage.

       5.4.2 Purchaser agrees, and shall take all steps necessary to reflect in its books and records such agreement, that each employee in the service of Seller immediately prior to Closing shall be given credit for his or her time of service with Seller for all purposes and benefits under Purchaser's welfare and benefit plans.

       5.4.3 For the avoidance of doubt, Purchaser shall assume as of the Closing all of the obligations of Seller with respect to each written employment agreement between Seller and its employees except for that certain employment agreement between Seller and Charles E. Robertson, Jr.


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                  ARTICLE VI. COVENANTS OF SELLER AND PURCHASER


6.1 Hart-Scott-Rodino Filings. If required, Purchaser and Seller shall promptly file with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Governmental Authorities") the Notification and Report Form required pursuant to Section 7A of the Clayton Act, 15 U.S.C. section 18A, and the rules and regulations promulgated thereunder (the "Hart-Scott-Rodino Act"), and shall promptly and timely furnish such additional information to the Governmental Authorities as they may reasonably request (the "Hart-Scott-Rodino Review"). They will cooperate with each other as necessary to prepare their separate filings and to supply any additional information requested and to request early termination of the waiting period.


                            ARTICLE VII. TERMINATION


7.1 In addition to other rights of rescission and abandonment available at law or equity, Purchaser may terminate this Agreement by notice to Seller at any time, but not later than the Closing Date, if prior to the Closing Date, Purchaser, as a result of such investigation as it may reasonably determine to make, should discover that Seller does not, and will not as of the Closing, have good title to any of the material assets included in the Acquired Assets, or any representation or warranty of Seller has been materially breached or is untrue and will not be cured by the Closing Date, or any covenant or condition precedent to Purchaser's obligations to close will not be met by the Closing Date, or Seller is otherwise in default.

       If Purchaser has elected to terminate this Agreement pursuant to this
       Section 7.1 because it has discovered the existence of any facts or circumstances which (i) materially impair the value of the Acquired Assets, (ii) have been promptly notified in writing to Intergraph and Seller, and (iii) cannot be cured by Seller on or prior to the Closing Date, then the advance of $1.5 million held in trust by Seller's outside counsel pursuant to the terms of the October 27, 1999 Letter of Intent between Purchaser and Intergraph shall be released to Purchaser to be used as a set-off against any damages which Purchaser might claim for Seller's breach of this Agreement.

7.2 Seller may terminate this Agreement by notice to Purchaser at any time, but not later than the Closing Date, if Seller should discover that any representation or warranty of Purchaser has been materially breached or is untrue and will not be cured by the Closing Date or that any covenant or condition to Seller's obligations will not be met on the Closing Date and the advance of $1.5 million held in trust by Seller's outside counsel pursuant to the terms of the October 27, 1999 Letter of Intent between Purchaser and Intergraph shall be released to Seller to be used as a set-off against any damages which Seller might claim for Purchaser's breach of this Agreement.

7.3 In the event of a termination under this Article VII, each party shall return to the other any documents, information, financial statements and the like provided to the other in the course of negotiating this transaction, and all information provided to either party shall be kept confidential pursuant to the terms of the non-disclosure agreement between Purchaser and Intergraph and shall not be used to the competitive advantage of the other.

7.4 Should this Agreement fail to Close by the Closing Date through no fault of either party, then this Agreement shall terminate and the $1.5 million fee shall returned to Purchaser.


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7.5   No termination under this Article VII or otherwise shall affect any claims either party has for breach of any provision of this Agreement or affect Purchaser's rights to enforce any and all obligations of Seller to Purchaser, nor Seller's rights to enforce any and all obligations of Purchaser to Seller; otherwise, all other obligations terminate upon termination.


              ARTICLE VIII. CONDITIONS TO OBLIGATION OF PURCHASER


The obligation of Purchaser to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived by
Purchaser:

8.1 Representations and Warranties True. All of the material representations and warranties of Seller contained in this Agreement and in any written statement, deed, exhibit, certificate, schedule, or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, shall be true and correct as of the Closing Date as if made on and as of the Closing Date; no such material representation or warranty shall contain any untrue material statement, nor omit any material statement necessary in order to make the statements made not misleading; and Purchaser shall have received a certificate dated the Closing Date to such effect executed by the president or vice president and the secretary or assistant secretary of Seller.

8.2 Covenants Performed. Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Purchaser shall have received a certificate dated the Closing Date to such effect executed by the president or vice president and the secretary or assistant secretary of Seller.

8.3 No Actions or Suits. No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body (a) to restrain or prevent the carrying out of the transactions contemplated herein or (b) in which the plaintiff claims a lien, security interest or any other interest in the Acquired Assets.

8.4 Patent License. In exchange for the release and disbursement to Intergraph of the advance of $1.5 million held in trust by Balch & Bingham LLP pursuant to the terms of the October 27, 1999 Letter of Intent between Purchaser and Intergraph, Intergraph shall have executed and delivered the license in favor of Purchaser substantially in the form of Exhibit 8.4 hereto.

8.5 Certificate of Resolutions. Seller shall deliver to Purchaser a copy of the resolutions of Seller's Board of Directors and of Intergraph as majority shareholder of Seller, duly certified by the secretary or assistant Secretary of Seller authorizing the transactions provided for in this Agreement.

8.6 Consents. Seller shall have delivered to Purchaser copies of all material consents necessary to carry out this Agreement.


Asset Purchase Agreement                                                 Page 10
VeriBest/Mentor

                 ARTICLE IX. CONDITIONS TO OBLIGATIONS OF SELLER


The obligation of Seller to close any of the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived by
Seller:

9.1 Representations and Warranties True. All of the material representations and warranties of Purchaser contained in this Agreement and in any written statement, deed, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date; no such material representation or warranty shall contain any untrue statement nor omit any statement necessary in order to make the statements made not misleading; and Seller shall have received a certificate to such effect executed by the president or any authorized vice president and the secretary, or an assistant secretary, of Purchaser, dated the Closing Date.

9.2 Covenants Performed. Purchaser shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect executed by the president or any authorized vice president and the secretary, or an assistant secretary, of Purchaser, dated the Closing Date.

9.3 No Actions or Suits. No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

9.4 Consents. Seller and Intergraph shall have received the consents of all parties whose consent is required for the transfer of the material assets or contracts included in the Acquired Assets. Specifically, but without limiting any other requirement of this Agreement, Seller shall have received the consents listed on Schedule 2.5.9.

9.5 In exchange for the execution and delivery by Intergraph to Purchaser of the Patent License Agreement substantially in the form of Exhibit 8.4 attached hereto, Purchaser shall have taken all necessary action to approve the release and disbursement to Intergraph of the advance of $1.5 million held in trust by Balch & Bingham LLP pursuant to the terms of the October 27, 1999 Letter of Intent between Purchaser and Intergraph, including executing and delivering the escrow release letter substantially in the form of Exhibit 9.5 hereto.


                         ARTICLE X. POST CLOSING CLAIMS


       10.1 Seller's Indemnification. Subject to the limitations set forth in
       Section 10.4 hereof, Seller shall indemnify Purchaser and hold it harmless against any and all loss, liability, damage or deficiency (including interest, penalties, costs and reasonable attorneys' fees) arising out of or in connection with:

           (i) A claim that the intellectual property included in the Acquired Assets, or any portion of such intellectual property, as of Closing, in the manifestations developed by Seller and existing at Closing, or the


Asset Purchase Agreement                                                 Page 11
VeriBest/Mentor
                 commercial use of such intellectual property in that form, infringes a patent, copyright, trade secret or any other proprietary right of any third party;

           (ii) The breach of any covenant, agreement or obligation of Seller or inaccuracy of any representation or warranty contained in this Agreement or in any exhibit or certificate delivered under this Agreement;

           (iii) The obligations and liabilities of Seller not expressly assumed by Purchaser under this Agreement; and

           (iv) All actions, orders, assessments, fees and expenses that result from relate to or arise in connection with any of the foregoing or in enforcing this Agreement;

       provided, however, that Seller shall have no obligation under this
       Section 10.1.1 if Purchaser has failed to comply with the requirements of
       Section 10.3 or if Purchaser has failed to make a written claim for indemnification with respect to a specifically stated event prior to the expiration of the survival period set forth in Section 11.14.

10.2 Purchaser's Indemnification. Purchaser shall indemnify Seller and Intergraph and hold them harmless against any loss, liability, damage or deficiency (including interest, penalties, costs and reasonable attorneys' fees) arising out of (i) any Assumed Liability or (ii) the breach of any covenant, agreement or obligation of Purchaser (iii) the inaccuracy of any representation or warranty contained in this Agreement or in any exhibit of this Agreement or (iv) all actions, orders, assessments, fees and expenses that result from relate to or arise in connection with any of the foregoing or in enforcing this Agreement; provided, however, that Purchaser shall have no obligation under this
       Section 10.2 if Seller has failed to comply with the requirements of
       Section 10.3 or if Seller has failed to make a written claim for indemnification with respect to a specifically stated event prior to the expiration of the survival period set forth in Section 11.14.


10.3   Notice of Claims. With respect to any claim for indemnification under
       Section 10.1 or 10.2 above, the party seeking indemnification shall promptly notify the other in writing, furnish the indemnifying party with a copy of each written communication or notice relating to any such claim and give such indemnifying party authority, information and assistance necessary to defend any suit or proceeding arising out of such claim.

10.4 Limitations. Notwithstanding the foregoing, liability under this Article X shall be limited by the following:

       10.4.1 Seller shall have no obligation with respect to Purchaser's losses pursuant to 10.1 unless and until such losses are in excess of an aggregate of $250,000, and Purchaser shall have no obligation with respect to Seller's losses pursuant to 10.2 unless and until such losses are in excess of an aggregate of $250,000; provided, however, that in any event, an indemnifying party shall be liable only for claims hereunder to the extent such claims exceed $250,000; and provided, further, however, that no party shall be entitled to make a claim for indemnification for individual claims that are less than $100,000 and provided, further, however, that no party hereto shall be liable for claims hereunder or under any other document or instrument contemplated hereby for any aggregate amount


Asset Purchase Agreement                                                 Page 12
VeriBest/Mentor
               exceeding $14,950,000, and no party shall be liable for indirect, incidental, consequential, punitive or exemplary damages.

       10.4.2 Notwithstanding anything herein to the contrary, the limitations set forth in Section 10.4.1 with respect to Purchaser's indemnification obligations shall not apply to any claims for indemnification by Seller relating to, arising out of or in connection with (i) Purchaser's obligation to assume and pay the Assumed Liabilities as recorded on Seller's October 31, 1999 balance sheet or any other liabilities disclosed herein or in the Schedules hereto, or (ii) Purchaser's obligations set forth in
               Section 5.2, Section 5.3 and Section 5.4 .

       10.4.3 Seller shall have no liability under 10.1.1(i) if a court of competent jurisdiction determines the product or software at issue to be noninfringing;

       10.4.4 Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser or Seller in the event of willful, common law fraud relating to the representations, warranties or covenants made by either party.


                            ARTICLE XI. MISCELLANEOUS


11.1 Absence of Brokerage Fee. Seller agrees that it or its affiliates shall be responsible for any broker's fees for any brokers that may have been retained for either Seller or Intergraph in connection with this transaction. Purchaser represents that it retained no broker in connection with this transaction.

11.2 Amendment of Agreement. This Agreement may be amended or modified, and its terms, covenants or conditions may be waived, only by written agreement of all the parties, or, in the case of a waiver, by a writing executed by the party waiving compliance.

11.3 Fees and Expenses. All fees and expenses incurred by Seller or its affiliates in connection with this Agreement shall be borne by Seller or its affiliates, as appropriate, and all fees and expenses incurred by Purchaser in connection with this Agreement shall be borne by Purchaser.

11.4 Notices. Any notices or communication given pursuant to this Agreement by any of the parties to another party shall be in writing and delivered or mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given when duly mailed), as follows:

            If to Purchaser:                  If to Seller:

            Mentor Graphics Corporation       VeriBest, Inc.
            8005 S.W. Boeckman Road           c/o Intergraph Corporation
            Wilsonville, Oregon  97070        One Madison Industrial Park
                                              Huntsville, Alabama  35984
            Attn:  Dean Freed
                   General Counsel            Attn:  General Counsel

       or to the attention of such other persons at such other addresses as may have been furnished by a party to the other parties in writing.


Asset Purchase Agreement                                                 Page 13
VeriBest/Mentor

11.5 Interpretation. Except as to its rules concerning choice of law, this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware applicable to contracts to be made and executed in, and entirely to be performed within, such state.

11.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7 Integration. The terms set forth in this Agreement are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior written or oral agreement, representation or warranty or any consistent additional terms.

11.8 Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.9 Further Assurances. Seller shall make available to Purchaser any records, documents and data retained by Seller and Purchaser shall make available to Seller any documents and data necessary to complete the transactions contemplated by this Agreement. Both parties shall execute, deliver and acknowledge all instruments of transfer and conveyance and do and perform all such other acts and things as either party may reasonably require more completely to consummate the transactions contemplated by this Agreement.

       In the event any action, suit or proceeding shall have been instituted seeking to restrain or prevent the consummation of the transactions contemplated herein, or to impose an obstacle, impediment or burdensome condition or any of the parties hereto or on the Acquired Assets that would adversely affect the ability of the parties to consummate the transactions contemplated herein, the parties agree to cooperate and use all reasonable efforts (i) to defend against such action, suit or proceeding and (ii) to resolve or remove any obstacle, impediment or burdensome condition to the consummation of the transactions herein contemplated.

11.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, that in the event of assignment by Seller, Purchaser shall be required to make payment under this Agreement to only one agent.

11.11 Risk of Loss. Risk of loss, damage or destruction to any of the Acquired Assets to be conveyed to Purchaser under this Agreement shall be borne by Seller until the Closing is completed on the Closing Date. In the event of such loss, damage or destruction, Purchaser may rescind this Agreement in its discretion unless arrangements for repair or price modifications satisfactory to both parties are made prior to the Closing.

11.12 Severability. If any term of this Agreement or its application in any circumstance is held invalid or unenforceable, the invalidity or unenforceability will not affect any other terms of this Agreement which can be given effect without the invalid or unenforceable term nor the applicability of that term in any other circumstance.

11.13 Entire Agreement. This Agreement represents the parties' entire agreement concerning the subject matter hereof and, excepting the non-disclosure agreement previously executed by Purchaser and Intergraph, supersedes any other agreement concerning the subject matter hereof, whether written or oral, including the October 27, 1999 Letter of Intent.


Asset Purchase Agreement                                                 Page 14
VeriBest/Mentor

11.14 The representations and warranties set forth herein shall survive the Closing (unless Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing); provided that the representations and warranties set forth in Sections 2.4 to 2.14 shall not survive the first anniversary of the Closing Date.

11.15 Bulk Transfer Laws. Purchaser acknowledges that Seller has made no efforts to comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated herein.

11.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and Intergraph, and their respective successors and permitted assigns.


       IN WITNESS WHEREOF, VeriBest, Inc. and Mentor Graphics Corporation have duly executed and delivered this Agreement as of the day and year first above written.


       VERIBEST, INC.                       MENTOR GRAPHICS CORPORATION



       JOHN W. WILHOITE                     DENNIS WELDON
       --------------------------------     --------------------------------
       By:  John W. Wilhoite                By:  Dennis Weldon
       Its: Vice President                  Its: Treasurer


Asset Purchase Agreement                                                 Page 15
VeriBest/Mentor

                                                                   EXHIBIT 1.3.3


THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW. THEY MAY NOT BE EXERCISED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER SUCH ACT OR LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.


No. W-1                                               WARRANT TO PURCHASE
                                                      500,000 SHARES
                                                      OF COMMON STOCK


                                     WARRANT
                      TO PURCHASE SHARES OF COMMON STOCK OF
                           MENTOR GRAPHICS CORPORATION


     MENTOR GRAPHICS CORPORATION, an Oregon corporation (the "Company"), grants to VeriBest, Inc. (the "Initial Holder"), the right, subject to the terms of this Warrant, to purchase until the Expiration Date, as defined below, at $15.00 per share (the "Basic Exercise Price"), 500,000 shares of fully paid and nonassessable shares of Common Stock of the Company. This Warrant is granted by Holder in exchange for the going concern value and goodwill of Holder.


     Section 1. Definitions.

     As used in this Warrant, unless the context otherwise requires:

          1.1 "Basic Exercise Price" means the price at which each Warrant Share may be purchased upon exercise of this Warrant as stated in the first sentence of this Warrant.

          1.2 "Common Stock" means shares of the class designated as Common Stock of the Company at the date of issue of this Warrant.

          1.3 "Exercise Date" means the date when this Warrant is exercised, in whole or in part, in the manner indicated in Section 2.1.

          1.4 "Exercise Price" means the Basic Exercise Price; provided, however, that if an adjustment is required under Section 7 of this Warrant, then the "Exercise Price" means, after each such adjustment, the price at which each Warrant Share may be purchased upon exercise of this Warrant immediately after the last such adjustment.

          1.5 "Expiration Date" means the earlier of (i) October 31, 2002, or
(ii) the date on which this Warrant becomes null and void pursuant to Section 10.2.

          1.6 "Holder" means the Initial Holder or, upon transfer of this Warrant by the Initial Holder (or a subsequent Holder) in accordance with the limitations set forth in Section 8 of this Warrant, a permitted transferee.

          1.7 "Securities Act" means the U.S. Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations which replace the Securities Act or any such rules and regulations.

          1.8 "Warrant" means this Warrant and each previously executed and canceled Warrant, if any, for which this Warrant has been exchanged.

          1.9 "Warrant Shares" means any shares of Common Stock issued or subject to issuance upon exercise of this Warrant or upon exchange of a Warrant Share for Warrant Shares of different denominations (and any shares received in respect of such shares as a result of a corporate stock split, stock dividend or other similar corporate recapitalization).

     Section 2. Duration and Exercise of Warrant.

          2.1 Method of Exercise. This Warrant may be exercised by the Holder, in whole or in part, at any time on or after October 31, 2001, by (i) surrendering to the Company payment in full by wire transfer or certified check of the Exercise Price for the Warrant Shares, and (ii) executing and delivering to the Secretary of the Company the attached Exercise Form. Upon compliance with this Section 2.1, the Holder shall be deemed to be the holder of record of the Warrant Shares. In the event of an exercise of this Warrant for less than all of the shares available for purchase, the Company shall cancel the Warrant and execute and deliver a new warrant of like tenor and date for the balance of the shares purchasable.

          2.2 Certificates. The Company shall use its best efforts to deliver the certificates for the Warrant Shares within three (3) business days after exercise, but in no event shall such certificates be delivered to the Holder later than 7 days after the date of exercise of the Warrant.

          2.3 Securities Act Compliance. Unless the Warrant Shares shall have been registered under the Securities Act, as a condition of its delivery of certificates for the Warrant Shares, the Company may require the Holder to deliver to the Company, in writing, representations regarding the Holder's sophistication, investment intent, acquisition for Holder's own account and such other matters as are reasonable and customary for purchasers of securities in an unregistered private offering. The Company may place conspicuously upon each certificate representing the Warrant Shares a legend substantially in the following form, the terms of which are hereby agreed to by the Holder (including any transferee):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT OR LAWS OR AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

          2.4 Taxes. The Company shall not be required to pay any taxes that may be payable in respect of the issuance of the Warrant Shares.

     Section 3. Validity and Reservation of Warrant Shares.

     The Company covenants that all shares of Common Stock issued upon exercise of this Warrant will be validly issued, fully paid and nonassessable. The Company agrees that, as long as this Warrant may be exercised, the Company will have authorized and reserved for issuance upon exercise of this Warrant a sufficient number of Warrant Shares to provide for exercise in full of this Warrant.

     Section 4. Fractional Shares.

     No fractional Warrant Shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a Warrant Share otherwise issuable upon any such exercise, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Exercise Price as then in effect.

     Section 5. Limited Rights of Warrant Holder.

     The Holder shall not, solely by virtue of being the Holder of this Warrant, have any of the rights of a holder of Common Stock of the Company, either at law or equity, until such Warrant shall have been exercised and the Holder shall be deemed to be the holder of record of the Warrant Shares as provided in this Warrant, at which time the person or persons in whose name or names the certificate or certificates for Warrant Shares being purchased are to be issued shall be deemed the holder or holders of record of such shares for all purposes.

     Section 6. Loss of Warrant.

     Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or mutilation of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification and, if reasonably requested by the Company, a bond satisfactory to the Company, or (in the case of mutilation) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Holder, without charge, a replacement Warrant.

     Section 7. Adjustments of Exercise Price; Additional Consideration.

          7.1 Stock Splits, Etc. In case the Company effects a subdivision, split, combination, reclassification or other recapitalization of Common Stock into a greater or lesser number of shares of Common Stock, the Exercise Price in effect immediately after such subdivision, split, combination, reclassification or other recapitalization shall be proportionately decreased or increased, as the case may be.

          7.2 Number of Warrant Shares Adjusted. After any adjustment of the Exercise Price pursuant to Section 7.1, the number of Warrant Shares issuable at the new Exercise Price shall be adjusted to the number obtained by (i) multiplying the number of Warrant Shares issuable upon exercise of the Warrant immediately before such adjustment by the Exercise Price in effect immediately before such adjustment and (ii) dividing the product so obtained by the new Exercise Price.

          7.3 Notice of Adjustment. Whenever events occur requiring the Exercise Price to be adjusted, the Company shall provide, by notice, to the Holder a certificate signed by its president or chief financial officer showing the adjusted Exercise Price, setting forth in reasonable detail the acts requiring such adjustment, and stating such other facts as shall be necessary to show the manner and figures used to compute such adjustment.

          7.4 Additional Consideration. If at any time after the Exercise Date but before expiration of this Warrant the average trading price of the Common Stock for 10 consecutive trading days is less than $1.00 per share, the Initial Holder may require the Company to purchase any unissued Warrant Shares at a price of $3.00 per share in cash. If at any time after the exercise date but before expiration of this Warrant the average trading price of the Common Stock for 10 consecutive trading days is greater than $60.00 per share, the Company will grant to the Initial Holder an additional 100,000 Warrant Shares on terms identical to those granted under this Agreement.


     Section 8. Transfer Restriction.

     This Warrant may not be assigned, transferred, hypothecated or otherwise disposed of except that the Warrant may be transferred (i) to a 100% owned subsidiary corporation of the Holder, or (ii) to Intergraph Corporation or Intergraph Corporation's primary lender, (iii) to one or more other persons or entities that the Company reasonably determines is not engaged in a business that, directly or indirectly, competes with the Company and provided that the Company receives an opinion of counsel, furnished at Holder's expense and reasonably acceptable to the Company, to the effect that the Warrant may be transferred without registration under the Securities Act and applicable state securities laws.

     Section 9. Registration Rights.

     The Holder shall have registration rights with respect to the Warrant Shares as described in Exhibit "A" which is attached hereto and incorporated herein.


     Section 10. Miscellaneous.

          10.1 Notice. Notice or demand pursuant to this Warrant to be given or made by the Holder, to or on the Company, shall be sufficiently given, made or served, if in writing and delivered personally or by telecopier (except for legal process) or if sent by certified or registered mail, or overnight delivery service, postage prepaid, addressed, until another address is designated in writing by the Company, as follows:

               Mentor Graphics Corporation
               8005 SW Boeckman Rd.
               Wilsonville, OR  97070-7777
               Attention: Dean M. Freed, General Counsel and
                          Corporate Secretary

Any notice or demand authorized pursuant to this Warrant to be given or made by the Company to or on the Holder shall be given to the Holder by certified or registered mail, or overnight delivery service, postage prepaid, addressed to its last known address as it shall appear on the books of the Company, until another address is designated in writing.

          10.2 Merger or Consolidation-Change in Control. In case of any merger, consolidation or reorganization of the Company with or into one or more other corporations, which results in the holders of the Company's voting securities immediately prior to such event owning less than a majority interest of the voting securities of the surviving corporation immediately following such event, or in the case of any other transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed, or in case of any sale, lease, transfer or conveyance to another corporation of all or substantially all of the assets of the Company or proposed liquidation of the Company, then in any such event, the Holder shall be given notice of such proposed action at approximately the same time and in substantially the same manner as the holders of the Company's Common Stock. In the event that at the time of such notice the average trading price of the Common Stock for the prior 10 trading days is less than $15.00 per share (as such price per share may be proportionately decreased or increased to give effect to any stock event described in Section 7.1 hereof), the Exercise Price shall be immediately reduced to such average trading price. If the proposed action is approved according to applicable law, the Holder shall be so notified in writing by the Company by registered or certified mail, or by overnight delivery service, and thereupon, this Warrant, to the extent not then exercised, shall automatically become null and void on or before 5:00 p.m., Portland, Oregon time, on the tenth business day following the delivery of such approval notice.

          10.3 Applicable Law. The validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Oregon.

          10.4 Headings. The Section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

     Dated: October 31, 1999

                                       MENTOR GRAPHICS CORPORATION


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                  EXERCISE FORM

                     (To Be Executed by the Warrant Holder)


To:  MENTOR GRAPHICS CORPORATION

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached warrant (the "Warrant") for, and to purchase thereunder, ________ shares of Common Stock provided for therein and tenders payment herewith to the order of Mentor Graphics Corporation in the amount of $ per share for a total of $________.

Name: ________________________________________________

Address: _____________________________________________

Deliver to: __________________________________________

Address: _____________________________________________

DATED: ______________ Signature: _____________________



                             By: _________________________________________
                                 Name:
                                 Title:

                                   EXHIBIT "A"

                               Registration Rights

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Warrant to which this Exhibit A is attached.

     (a) Piggy-Back Registration Rights. If at any time commencing after October 31, 1999 until the expiration of the Warrant (the "Registration Period"), Mentor Graphics Corporation (the "Company") proposes to register any of securities under the Securities Act (other than registration of a stock option, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or dividend investment plan, a registration of stock proposed to be issued in exchange for securities or assets of, or in connection with the merger or consolidation with, another person or entity , or a registration of stock proposed to be issued in exchange for securities of such other person or entity), the Company shall give prompt written notice thereof to the Holder and, upon the written request made within ten (10) days after the Holder and, upon receipt of such notice, the Company shall use its best efforts to effect as part of such registration the registration under the Securities Act of that number of the Warrant Shares which the Holder requests the Company to register, provided that if the registration relates to a firm commitment, underwritten public offering, the managing underwriter of the Company's public offering, if any, shall be of the opinion that the inclusion in such registration of such number of Warrant Shares will not interfere with the successful marketing of all of the Company's securities being registered. If the managing underwriter, if any, reasonably requests the Holder to reduce in whole or in part the number of Warrant Shares sought or be registered by the Holder, the Holder shall comply with the request of the managing underwriter. In any underwritten offering, the Holder shall sell the Warrant Shares registered as part of such underwritten offering to the underwriters of such offering on the same terms and conditions as apply to the Company. In connection with any registration pursuant to this Section (a), the Holder shall provide the Company with such information regarding the Holder and the distribution of the Warrant Shares as the Company and the managing underwriter shall reasonably request for use in the registration statement relating to such offering. The Company shall pay all costs and expenses of the Holder. The Company shall not be obliged to effect registration under the Securities Act pursuant to this Section (a) on more than one occasion; provided, however, that this limitation shall not apply if the number of shares requested to be registered by the Holder shall have been reduced pursuant to the second sentence of this Section (a) unless and until the occurrence of an occasion on which the shares requested by the Holder to be registered have not been so reduced.

     (b) Demand Registration Rights. During the Registration Period, the Holder shall have the following demand registration rights, subject to the conditions herein:

          (i) Registration Request. At any time during the Registration Period and within 45 days of receipt by the Company of the written request of the Holder, the Company shall diligently proceed to file with the Securities Exchange Commission (the "SEC") a registration statement under the Securities Act, on Form S-3 (or any successor form), or if the Company is not eligible for Form S-3, on such other appropriate form as the Company shall select, covering such number of Warrant Shares as the Holder shall notify the Company in writing. The Company will use its best efforts to cause such registration statement to become effective as soon as practicable following such request; provided, however, that the Company will not be required to file a registration statement on more than one occasion.

          (ii) Information and Costs. The Holder shall provide the Company with such information for use in the registration statement relating to such offering with respect to the Warrant Shares to be sold, the plans for the proposed disposition thereof, and such other information as shall in the opinion of counsel for the Company be necessary to enable the Company to include in such registration statement (or any amendment or supplement thereto) all material facts required to be disclosed with respect to the Holder. The Company shall bear the cost of such registration, including, but not limited to, all registration and filing fees, and printing expenses.

          (iii) Obligation of the Company. If and when the Company shall be required to prepare a registration statement pursuant to this Section (b), the Company will:

               1) use its best efforts to effect and to keep effective the necessary registrations or qualifications under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder may reasonably request so as to permit the sale, transfer or other disposition of the Warrant

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Shares being registered; provided, that the Company shall not be required in connection therewith or a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions;

               2) furnish to the Holder such number of prospectuses (and each amendment and supplement thereto) conforming to the requirements of the Securities Act, and the rules and regulations thereunder, and such number of preliminary prospectuses (containing substantially the information required to be provided in such prospectuses) as the Holder or its underwriters may from time to time reasonably request.

               3) promptly notify the Holder of the happening of any event as a result of which any preliminary prospectus or prospectus included in any registration statement hereunder includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

               4) register the Warrant Shares to be sold on the securities exchange on which the common stock of the Company may be listed so that they may be freely transferable without restriction on such exchange.

               5) keep such registration effective until the earlier of (a) twelve (12) months after the effective date of the registration period, (b) the date all the Warrant Shares have been sold or (c) the Expiration Date.

     (c) General Conditions. In connection with each registration effected pursuant to Section (a) or Section (b), the Company and the Holder agree as follows:

          (i) Indemnification of Holder. The Company shall indemnify and hold harmless the Holder against any and all losses, claims, damages, or liabilities to which the Holder may become subject under the Securities Act, or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any action insofar as any such losses, claim, damages, liabilities or actions arise out of or are based upon 1) any untrue statement or alleged untrue statement of a material fact, contained in the registration statement relating to the sale of the Warrant Shares, or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, 2) any untrue statement or alleged untrue statement of a material fact, contained in a preliminary prospectus, if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented, if the Company shall have filed with the SEC any amendment thereof or supplement thereto), if used within the period during which the Company is required to keep the registration statement to which the prospectus relates current pursuant to the terms hereof, or the omission or alleged omission to state therein (if so used) the material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The indemnification agreement contained in this agreement, however, shall not: 1) apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged omission, if such statement or omission was in reliance upon and in conformity with the information furnished in writing to the Company by the Holder for use in the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any amendment thereof or supplement thereto, or 2) inure to the benefit of any underwriter from whom the person asserting any such losses, claims, damages, expenses or liabilities purchased the securities which are the subject thereof (or to the benefit of any person controlling such underwriter), if such underwriter failed to send or give a copy of the prospectus to such person at or prior to the written confirmation of the sale of such securities to such person.

          (ii) Indemnification of the Company. The Holder and each underwriter of the Warrant Shares to be registered (such party and such underwriters being referred to severally in this subparagraph as the "Indemnifying Party") shall agree, in the same manner and to the same extent as set forth in the preceding paragraph, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, its directors and those officers of the Company who shall have signed such registration statement, with respect to any statement in or omission from such registration statement or any post-effective amendment thereof or any preliminary prospectus (as amended or supplemented, if amended or supplemented as aforesaid) contained in such registration statement, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the

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Company by such Indemnifying Party for use in such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any amendment thereof or supplement thereto.

          (iii) Notice of Indemnifiable Action. Each indemnified party will, promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from a party hereto on account of an indemnity agreement contained in this Section, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party so to notify an indemnifying party of any such action shall relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in this Section, but shall not relieve the indemnifying party from any other liability which it may have to such indemnified party.

          (iv) Termination of Obligation. The Company shall not be required to file a registration statement or to keep a registration statement effective if the Warrant Shares could be publicly sold with registration under the Securities Act.

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